UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 31, 2008

PILGRIM'S PRIDE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

                        Delaware                                                    1-9273                                                     75-1285071
                           (State or Other Jurisdiction                                (Commission                                            (IRS Employer
                                of Incorporation)                                          File Number)                                           Identification No.)

                4845 US Highway 271 N.
                     Pittsburg, Texas                                                                      75686-0093
                        (Address of Principal Executive Offices)                                         (ZIP Code)

Registrant's telephone number, including area code:  (903) 434-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported by Pilgrim's Pride Corporation (the "Company") on a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2008, the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court") granted interim approval on December 2, 2008, authorizing the Company and certain of its subsidiaries consisting of PPC Transportation Company, PFS Distribution Company, PPC Marketing, Ltd., and Pilgrim's Pride Corporation of West Virginia, Inc. (collectively, the "U.S. Subsidiaries"), and To-Ricos, Ltd. and To-Ricos Distribution, Ltd. (collectively with the U.S. Subsidiaries, the "Subsidiaries") to enter into that certain Post-Petition Credit Agreement among the Company, as borrower, the U.S. Subsidiaries, as guarantors, Bank of Montreal, as agent (the "DIP Agent"), and the lenders party thereto (the "DIP Credit Agreement").  On December 2, 2008, the Company and the U.S. Subsidiaries entered into the DIP Credit Agreement, subject to final approval of the Bankruptcy Court.

On December 31, 2008, the Bankruptcy Court granted final approval authorizing the Company and the Subsidiaries to enter into that certain Amended and Restated Post-Petition Credit Agreement among the Company, as borrower, the Subsidiaries, as guarantors, the DIP Agent, and the lenders party thereto (the "Amended DIP Credit Agreement").  The Amended DIP Credit Agreement provides for an aggregate commitment of up to $450 million, which permits borrowings on a revolving basis.  The commitment includes a $25 million sub-limit for swingline loans and a $20 million sub-limit for standby letters of credit.  Outstanding borrowings under the Amended DIP Credit Agreement will bear interest at a per annum rate equal to 8.0% plus the greatest of (i) the prime rate as established by the DIP Agent from time to time, (ii) the average federal funds rate plus 0.5%, or (iii) the LIBOR rate plus 1.0%, payable monthly.  The loans under the Amended DIP Credit Agreement may be used to fund the working capital requirements of the Company and its subsidiaries according to a budget as approved by the required lenders under the Amended DIP Credit Agreement.

Actual borrowings by the Company under the Amended DIP Credit Agreement are subject to a borrowing base, which is a formula based on certain eligible inventory and eligible receivables.  The borrowing base formula is reduced by (i) pre-petition obligations under the Fourth Amended and Restated Secured Credit Agreement dated as of February 8, 2007, among the Company and certain of its subsidiaries, Bank of Montreal, as administrative agent, and the lenders parties thereto, as amended, (ii) administrative and professional expenses incurred in connection with the proceedings, and (iii) the amount owed by the Company and the Subsidiaries to any person on account of the purchase price of agricultural products or services (including poultry and livestock) if that person is entitled to any grower's or producer's lien or other security arrangement.  The borrowing base is also limited to 2.22 times the formula amount of total eligible receivables.

The Amended DIP Credit Agreement provides that the Company may not incur capital expenditures in excess of $150,000,000.  The Company must also meet minimum monthly levels of EBITDAR.  Under the Amended DIP Credit Agreement, "EBITDAR" means, generally, net income before interest, taxes, depreciation, amortization, writedowns of goodwill and other intangibles, asset impairment charges and other specified charges, losses and gains.  The Amended DIP Credit Agreement also provides for certain other covenants, various representations and warranties, and events of default that are customary for transactions of this nature.

The principal amount of outstanding loans under the Amended DIP Credit Agreement, together with accrued and unpaid interest thereon, are payable in full at maturity on December 1, 2009, subject to extension for an additional six months with the approval of all lenders thereunder.  All obligations under the Amended DIP Credit Agreement are unconditionally guaranteed by the Subsidiaries and are secured by a first priority priming lien on substantially all of the assets of the Company and the Subsidiaries, subject to specified permitted liens in the Amended DIP Credit Agreement.

The foregoing description of the material terms of the Amended DIP Credit Agreement is qualified in its entirety by reference to the Amended DIP Credit Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Amended DIP Credit Agreement is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit
Number                                                  Description

10.1	Amended and Restated Post-Petition Credit Agreement dated December 31, 2008, among the Company, as borrower, the Subsidiaries, as guarantors, Bank of Montreal, as agent, and the lenders party thereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM'S PRIDE CORPORATION

Date:  January 6, 2009                                                           By: /s/ Richard A. Cogdill
        Richard A. Cogdill
        Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit
Number                                                  Description

10.1           Amended and Restated Post-Petition Credit Agreement dated December 31, 2008, amongthe Company, as borrower, the Subsidiaries, as guarantors, Bank of Montreal, as agent,and thelenders party thereto.

DALDMS/654709.2